EXCHANGE AGREEMENT

              EXCHANGE AGREEMENT, dated as of June 16, 2000, between Stichting Pensioenfonds ABP, a Dutch pension fund ("ABP") and Reckson Associates Realty Corp., a Maryland corporation ("Reckson").

                               W I T N E S S E T H

              WHEREAS, Reckson wishes to exchange the Common Shares (as defined herein) for the Preferred Shares (as defined herein) and ABP wishes to exchange the Preferred Shares for the Common Shares, on the terms and conditions set forth herein:

              NOW, THEREFORE, in consideration of the premises and the mutual representations and covenants herein contained and for other good and valuable consideration, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

              The following terms shall have the following respective meanings for all purposes of this Agreement:

              "Agreement" means this Exchange Agreement, as it may be from time to time amended, including the Exhibits hereto.

              "Articles of Incorporation" means the Articles of Amendment and Restatement of Reckson, dated May 22, 1995, as amended through the date hereof.

              "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of Reckson.

              "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of Reckson.

              "Common Shares" means 4,181,818 shares of Class A Common Stock.

              "Other ABP Shares" has the meaning set forth in Article III hereof.

              "Ownership Limit" has the meaning ascribed to such term in the Articles of Incorporation.

              "Preferred Shares" means 4,000,000 shares of Series B Convertible Cumulative Preferred Stock, of Reckson.

              "Shelf Registration Statement" has the meaning ascribed to such term in the Registration Rights Agreement.

              "Registration Rights Agreement" has the meaning set forth in
Article V hereof.

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              "Waiver Termination Date" has the meaning set forth in Article VI hereof.

                                   ARTICLE II.
                                  THE EXCHANGE

              Section 2.1 Exchange of Securities. (a) On the terms and subject to the conditions of this Agreement, (i) ABP shall deliver to Reckson the Preferred Shares in exchange for the Common Shares and, simultaneously, (ii) Reckson shall deliver to ABP the Common Shares in exchange for the Preferred Shares.

              (b) The closing (the "Closing") of the exchange of the securities referred to in clause (a) above shall be held at the offices of Brown & Wood LLP, One World Trade Center, New York, New York 10048, as soon as practicable on or after the date hereof, but, in any event, not later than two business days after the date hereof. At the Closing, (i) ABP shall deliver to Reckson (x) one or more certificates representing the Preferred Shares with a properly executed instrument of transfer and (y) an executed copy of the representation letter with respect to certain tax matters attached hereto as Exhibit A, (ii) Reckson shall deliver to ABP certificates issued in ABP's name representing the Common Shares and (iii) the parties will enter into the Registration Rights Agreement attached hereto as Exhibit B.

                                  ARTICLE III.
                      REPRESENTATIONS AND WARRANTIES OF ABP

              ABP hereby represents and warrants to Reckson that:

              Section 3.1 Due Authorization. ABP has full right, power and authority to enter into this Agreement and the Registration Rights Agreement and the other documents required to be delivered by it hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by ABP. Each of this Agreement and the Registration Rights Agreement is a legal, valid and binding obligation of ABP, enforceable against it in accordance with its terms (except as enforceability may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

              Section 3.2 No Conflict. Neither the execution and delivery of this Agreement or the Registration Rights Agreement or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby by ABP will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) any law, statute, regulation, order, judgment or decree or (ii) any instrument, contract or other agreement to which ABP is a party or by which ABP or any of its properties or assets is subject or bound, or
(b) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the Preferred Shares.

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

              Section 3.3 Ownership of Preferred Shares. ABP owns the Preferred Shares free and clear of all claims, charges, equities, liens, security interests, pledges, mortgages or encumbrances whatsoever ("Liens"). Upon consummation of the transactions contemplated hereby, Reckson will have good and valid title to the Preferred Shares, free and clear of any Liens other than Liens created by Reckson.

              Section 3.4 Ownership of Other Reckson Securities. ABP owns no securities issued by Reckson, or securities convertible into or exchangeable for securities issued by Reckson, other than the Preferred Shares and 389,540 shares of Class B Common Stock (the "Other ABP Shares").

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF RECKSON

              Reckson hereby represents and warrants to ABP that:

              Section 4.1 Organization, Standing and Authorization. Reckson is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. It has full right, power and authority to enter into this Agreement and the Registration Rights Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by Reckson. Each of this Agreement and the Registration Rights Agreement is a legal, valid and binding obligation of Reckson, enforceable against it in accordance with its terms (except as enforceability may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

              Section 4.2 Common Shares. The Common Shares have been duly authorized for issuance by Reckson pursuant to the terms of this Agreement and, at Closing, will be validly issued, fully paid and nonassessable. The issuance of the Common Shares is not subject to any preemptive or similar rights under any provisions of applicable law, the Articles of Incorporation or by-laws of Reckson or any agreement, contract or instrument to which Reckson is a party or by which it or any of is properties or assets is bound.

              Section 4.3 No Conflict. Neither the execution and delivery of this Agreement or the Registration Rights Agreement nor the consummation of the transactions contemplated hereby or thereby by Reckson will conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) the articles of incorporation or by-laws of Reckson, (ii) any law, statute, regulation, order, judgment or decree or (iii) any instrument, contract or other agreement to which Reckson is a party or by which Reckson or any of its properties or assets is subject or bound. The Board of Directors of Reckson has taken all necessary action to exempt ABP from the Ownership Limit in accordance with the terms of Article VI hereof.

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                                   ARTICLE V.
                               REGISTRATION RIGHTS

              Section 5.1 Registration Rights. The parties hereto hereby agree to enter into the Registration Rights Agreement set forth as Exhibit B hereto (the "Registration Rights Agreement") on the date hereof.

                                   ARTICLE VI.
                                 OWNERSHIP LIMIT

              Section 6.1 Ownership Limit. It is understood that (i) the ownership by ABP of the Common Shares and the Other ABP Shares will exceed the Ownership Limit by approximately 525,000 shares as of the date of the Closing and (ii) that the Board of Directors of Reckson has waived the Ownership Limit with respect to ABP's ownership of approximately 525,000 shares in excess of the Ownership Limit for the period from the Closing through the date (the "Waiver Termination Date") which is 120 days after the date on which the Shelf Registration Statement is declared effective by order of the Securities and Exchange Commission, provided, however, that the Waiver Termination Date shall be extended by the number of days, if any, during such 120 day period that Reckson suspends sales of Class A Common Stock under the Shelf Registration Statement pursuant to the terms of the Registration Rights Agreement or the Prospectus (as defined in the Registration Rights Agreement) is not otherwise usable for resales in accordance with the terms of the Registration Rights Agreement. ABP agrees to sell or otherwise dispose of an aggregate of 525,000 shares of Class A Common Stock on or before the Waiver Termination Date and acknowledges that from and after the Waiver Termination Date the waiver of the Ownership Limit by the Board of Directors of Reckson with respect to ABP shall expire and be of no further effect.

                                  ARTICLE VII.
                                    DIVIDENDS

              Section 7.1 Dividends on the Preferred Shares and Common Shares. The parties hereby agree that ABP shall be entitled to dividends accumulating in respect of the Preferred Shares up to but excluding the date of the Closing and that dividends accumulating in respect of the Preferred Shares from and including the date of the Closing and thereafter shall be the property of the Company and ABP shall have no rights or interest with respect thereto. The parties hereby further agree that ABP shall be entitled to dividends in respect of the Common Shares from and including the date of the Closing and that dividends in respect of the Common Shares for the period prior to the date of the Closing shall be the property of the Company and ABP shall have no rights or interest with respect thereto. In order to enable the payment of the dividends on the Preferred Shares and the Common Shares in accordance with the foregoing, ABP agrees that it shall not transfer or otherwise retitle the name in which the Common Shares are registered on or prior to July 10, 2000, which is the record date for payment of dividends in respect of the Class A Common Stock. The parties agree that the allocation of the dividends with respect to the Common Shares shall be calculated based upon the number of days during the


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period from April 1, 2000 through June 30, 2000 that the Common Shares are outstanding divided by the number of days in such period.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

              Section 8.1 Entire Agreement. This Agreement (including the Exhibits hereto) contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. No party shall be deemed to make any representation, warranty or covenant to any other party with respect to this Agreement or the transactions contemplated hereby except for the representations, warranties and covenants contained herein (including the Exhibits hereto).

              Section 8.2 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

              Section 8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

              Section 8.4 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties.

              Section 8.5 Counterparts. This Agreement may be signed in two or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. For purposes of this Agreement, a facsimile copy of a party's signature shall be sufficient to bind such party.

              Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of laws principles thereof.

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              IN WITNESS WHEREOF, the undersigned have duly executed this
Agreement as of the date set forth above.

                                 RECKSON ASSOCIATES REALTY CORP.


                                 By:    /s/ Jason M. Barnett
                                    --------------------------------------------
                                    Name:   Jason M. Barnett
                                    Title:  Executive Vice President



                                 STICHTING PENSIOENFONDS ABP


                                 By:      ABP Investments US, Inc., as Agent


                                 By: /s/ Barden N. Gale
                                    --------------------------------------------
                                    Name:   Barden N. Gale
                                    Title:  Executive Vice President






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